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                                                                  EXHIBIT 10(rr)

                            POST-EMPLOYMENT AGREEMENT

AGREEMENT made as of the 10th day of March, 2004, by and between Hasbro, Inc., a Rhode Island corporation, ("Hasbro" or the "Company") and Alfred J. Verrecchia (the "Executive").

     WHEREAS, the Executive is currently employed by the Company as Chief Executive Officer and President;

     WHEREAS, the Compensation and Stock Option Committee of the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to assure that the Executive enter into certain post-employment obligations that will protect the Company;

     WHEREAS, the Executive and the Company wish to enter into certain financial undertakings that are competitive with other companies;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

     1.   SEVERANCE BENEFITS.

          1.1 SEVERANCE PAY UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. Subject to Section 1.10, in the event that the Executive's employment is terminated by the Company Without Cause or by the Executive for Good Reason, as defined herein, and provided that the Executive executes a Severance and Settlement Agreement (including a release of claims) drafted by the Company, substantially in the form attached hereto as Attachment A, the Company shall pay the Executive Severance Pay of up to three (3) years Annual Base Salary and Annual Bonus as follows: (a) if the Executive's employment is terminated by the Company Without Cause or by the Executive with Good

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Reason on or before September 1, 2006, the Executive shall be eligible for
Severance Pay of thirty-six (36) months Monthly Base Salary and Monthly Bonus;
(b) if the Executive's employment is terminated by the Company Without Cause or by the Executive with Good Reason after September 1, 2006, but before March 1, 2008, the Executive shall be eligible for Severance Pay of Monthly Base Salary and Monthly Bonus for the number of months equal to thirty-six (36) months, less the number of whole months after September 1, 2006 during which the Executive is employed prior to the termination of his employment by the Company; and (c) if the Executive's employment is terminated by the Company Without Cause or by the Executive with Good Reason on or after March 1, 2008, the Executive shall be eligible for Severance Pay in an amount equal to eighteen (18) months of Monthly Base Salary and Monthly Bonus. If the Executive is terminated by the Company Without Cause and, at the time the Executive initially becomes entitled to Severance Pay pursuant to this Section 1.1 there is in effect a Company severance plan of general applicability for which the Executive is eligible, the Executive shall be entitled to the greater of (a) the Severance Pay to which he would be entitled under this Section 1.1 or (b) the severance pay to which he would otherwise be entitled under the applicable Company severance plan. Except as provided above, the Executive shall not be entitled to severance benefits beyond that provided for this Agreement, regardless of any Company policy, practice or plan.

          1.2 BASE SALARY AND BONUS. For the purpose of this Agreement, the following definitions shall apply: "Annual Base Salary" shall mean the annual salary paid or due to the Executive for the fifty-two weeks immediately preceding the week in which the Executive's employment is terminated. Salary shall not include any bonuses, incentive compensation of any kind, any profit sharing, or any Company contributions to any benefit plan. "Monthly Base

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Salary" shall be an amount equivalent to the Annual Base Salary divided by twelve. "Annual Bonus" shall mean the target bonus provided by the 2003 Senior Management Annual Performance Plan (100% of Annual Base Salary) or any successor or replacement plan (in an amount of 100% Annual Base Salary unless otherwise agreed in writing by the parties); provided, however, that if the target bonus for the year in which the Executive's employment is terminated is eliminated by the Company or has not been established, the Annual Bonus shall be equal to the bonus received by the Executive in the most recent year for which the bonus was paid. "Monthly Bonus" shall be an amount equivalent to the Annual Bonus divided by twelve.

          1.3 MEDICAL, DENTAL AND LIFE INSURANCE. As set forth herein, during the period of time during which the Executive is receiving Severance Pay under
Section 1.1, 1.8 or 1.9, whichever is applicable (the "Severance Period"), the Executive shall be eligible to participate in the Company's group medical, dental and life insurance plans then in effect, or as may be amended, for employees of the Company (provided that the Executive is otherwise eligible for such insurance) and the Company shall pay, during that period, that portion of the premium for group medical, dental and life insurance coverage which it otherwise would have paid if the Executive were an active employee. Following the Severance Period, if the Executive timely elects and is eligible for medical and dental insurance coverage pursuant to the Federal "COBRA" law, 29 U.S.C.
Section 1161 ET SEQ., all premium costs for such coverage shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for and elects to continue receiving such coverage.

          1.4   SEVERANCE PAYMENTS. The Severance Pay set forth in Sections 1.1,
1.8 and 1.9 shall be paid in accordance with the Company's regular payroll practices; provided, however, that in no event shall the payment of such Severance Pay commence until after the Severance

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and Settlement Agreement becomes final and binding. Any and all applicable federal, state and local taxes and withholdings shall be withheld from any severance payments.

          1.5 COORDINATION WITH CHANGE IN CONTROL AGREEMENT. The benefits payable hereunder shall be reduced by any termination benefits payable under that certain Change in Control Agreement by and between the Company and the Executive dated as of July 5, 1989 and amended as of March 10, 2000 (the "Change of Control Agreement"); provided, however, that, in the event a dispute arises regarding the Executive's entitlement to termination benefits under the Change of Control Agreement, and provided further that such dispute does not raise an issue regarding the Executive's entitlement to Severance Pay under Section 1.1, the Company shall provide the Executive with unreduced Severance Pay while such dispute is being resolved. If it is determined at any time that the Executive's Severance Pay should have been reduced by termination benefits under the Change of Control Agreement, the amount of any reduction shall be deducted from any payments to the Executive under the Change of Control Agreement, or shall be immediately repaid by the Executive.

          1.6 TERMINATION BY THE COMPANY FOR CAUSE AND WITHOUT CAUSE. For purposes of this Agreement, the following definitions shall apply: Termination by the Company for "Cause" shall mean termination of the Executive's employment by the Company for any of the following reasons: (a) material failure by the Executive to perform his duties for the Company which is not remedied within a reasonable period not to exceed 30 days, as specified in a written notice; (b) misconduct materially and demonstrably injurious to the Company; (c) a conviction of a felony; or (d) fraud or embezzlement of Company assets. The Company's financial performance shall not constitute a basis for the Company to terminate the Executive for Cause or refuse to provide the Severance Pay or Enhanced Retirement Benefits under this Agreement.

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Termination by the Company "Without Cause" shall mean termination of the
Executive's employment by the Company for any reason other than termination for Cause. Notwithstanding the provisions of this Section, during the three-year period following the occurrence of a Change of Control (as defined in the Change of Control Agreement), the term "Cause" shall have the meaning assigned to that term under the Change of Control Agreement.

          1.7 TERMINATION BY THE EXECUTIVE FOR GOOD REASON. For purposes of this Agreement, the following definition shall apply: Termination by the Executive for "Good Reason" shall mean termination of the Executive's employment by the Executive, upon thirty (30) days written notice, for either of the following reasons: (a) a material demotion of the Executive, without the Executive's consent; or (b) a material reduction in the Executive's base salary or target bonus, without his consent, unless such reduction is due to a generally applicable reduction in the compensation of senior executives; provided, however, that the Executive may not terminate his employment for "Good Reason" unless (i) he gives notice of his intent to terminate his employment under this provision, which notice specifies the basis(es) for invoking this provision and (ii) the Company fails to cure any material demotion (as set forth in subsection (a) above) or material reduction (as set forth in subsection (b) above) so specified within thirty (30) days of the Company's receipt of the written notice.

          1.8   SEVERANCE PAY UPON TERMINATION BY MUTUAL AGREEMENT. Subject to
Section 1.10, if the Executive's employment is terminated by the parties' mutual written agreement as a result of a family medical emergency or for such other reason beyond the control of the Executive that results in him being unable to work as may be mutually determined by the Company's Board of Directors and the Executive, the Executive will not be entitled to Severance Pay under Section 1.1, but instead will be eligible for Severance Pay of eighteen (18) months

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Monthly Base Salary and Monthly Bonus, provided that the Executive executes a
Severance and Settlement Agreement (including a release of claims) drafted by the Company, substantially in the form attached hereto as Attachment A.

          1.9   SEVERANCE PAY UPON TERMINATION BECAUSE OF DISABILITY. Subject to
Section 1.10, if the Executive's employment is terminated because of disability, the Executive will not be entitled to Severance Pay under Section 1.1, but instead will be eligible for Severance Pay of eighteen (18) months Monthly Base Salary and Monthly Bonus, provided that the Executive or his estate, as applicable, executes a Severance and Settlement Agreement (including a release of claims) drafted by the Company, substantially in the form attached hereto as Attachment A. As used in this Agreement, the term "disability" shall mean the inability of the Employee to perform the essential functions of his job, with or without reasonable accommodation as may be required by State or Federal law, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during a rolling one-year period of the Executive's employment. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, PROVIDED THAT if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. Any severance payments under this Section 1.9 shall be reduced by any payments made under any Short Term Disability or Long Term Disability policies.

          1.10 CESSATION OF BENEFITS. The Company shall have no further obligation to provide the Executive with the severance benefits set forth in Sections 1.1, 1.3, 1.5, 1.8 and/or 1.9 ("Severance Benefits") if the Executive violates any provision set forth in Sections 3 and/or 4

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of this Agreement and all Severance Benefits shall cease as of the date of the violation of any provision in such Sections. Similarly, the Company shall have no further obligation to provide the Executive with the Severance Benefits if the Executive engages in Regular Full-Time Work during the Severance Period, of a similar or comparable nature, whether as an employee, consultant or otherwise, unless such activities are expressly agreed to in writing by the Company. During the Severance Period, the following activities shall not subject the Executive to cessation of Severance Benefits based upon his engaging in Regular Full-Time
Work: (a) service on corporate boards or committees, (b) service for civic, charitable, or non-profit organizations, (c) lectures, speaking engagements or teaching at educational institutions, or (d) management of personal investments. The amount or cost of Severance Benefits, if any, provided to the Executive after any violation of Sections 3 and/or 4 or the commencement of Regular Full-Time Work shall be repaid to the Company immediately upon the Company's demand for such repayment.

     2.   ENHANCED RETIREMENT BENEFITS.

          2.1 Subject to Sections 2.5 and 2.6 herein, the Executive shall receive an annuity payable in monthly installments, the first such installment being paid on the first day of the month following the month in which the Executive's employment terminates, and the last such installment being paid on the first day of the month in which the Executive dies, in which the annual amount is 1.5% of the Executive's Final Average Pay (as defined herein) times his year of Benefit Service (as defined in the Hasbro, Inc. Pension Plan), but not to exceed 60% of Final Average Pay; PROVIDED, however that if the Executive retires or his employment is terminated before February 1, 2005 the annual amount of such benefits shall be reduced by one third of one-percent for each full month remaining between the month that the Executive's

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employment ends and March 1, 2005 (E.G., if the Executive's employment ends twelve (12) months prior to March 1, 2005, the Executive shall be eligible for 96% of the otherwise due annual annuity) (such benefits, reduced as set forth in the following sentence, shall be referred to hereafter as the "Enhanced Retirement Benefits"). The amount payable under the preceding sentence shall be reduced by (a) the lifetime benefits (straight life annuity) payable under the Hasbro, Inc. Pension Plan (the "Pension Plan") and (b) the excess pension benefits payable under the Hasbro, Inc. Supplemental Benefit Retirement Plan (the "Supplemental Benefit Plan"). For purposes of this Section 2.1, the Executive's Final Average Pay per year is equal to: his Five Year Average Compensation as such term is defined in the Pension Plan, determined without regard to any limitations imposed by Section 401(a)(17) or Section 415(b) of the Internal Revenue Code, but including as compensation any of the Executive's elective deferrals under Hasbro's Deferred Compensation Plan.

          2.2 At the Executive's option, the benefit described in Section 2.1 shall be payable in any actuarially equivalent form of benefit provided under the Supplemental Benefit Plan, determined using the actuarial conversion factors used for the Supplemental Benefit Plan. Alternatively, the Executive may elect to receive this benefit as an actuarially equivalent single lump sum using the actuarial conversion factors used for the Supplemental Benefit Plan for this purpose; provided, however, that the Executive must have affirmatively made such election at least twelve (12) months in advance of the date benefits are otherwise payable under Section 2.1.

          2.3 If the Executive's employment terminates due to the Executive's death, the Executive's spouse shall be entitled to the actuarial equivalent of a survivor benefit equal to 100% of the Enhanced Retirement Benefits set forth in
Section 2.1 that the Executive would have received if he had begun to receive benefits on the first day of the month following his date

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of death. The amount payable under the preceding sentence shall be reduced by the Executive's spouse's lifetime benefits payable under the Pension Plan and Supplemental Benefit Plan as of the date benefits are payable under this Section 2.3.

          2.4 The benefits provided under Sections 2.1, 2.2 and 2.3 shall be unfunded and shall be paid from the general assets of the Company. The Executive's and/or his spouse's right to such benefits shall be no greater than the rights of an unsecured general creditor of the Company. The benefits are not assignable by the Executive prior to receipt. In the event that the Company shall adopt a policy of funding severance or non-qualified retirement benefits that is generally applicable to senior executives, the benefits to the Executive will be funded in accordance with such policy.

          2.5 In the event that the Executive's employment is terminated by the Company for Cause, the Executive will not be entitled to any Enhanced Retirement Benefits set forth in this Agreement.

          2.6 If the Executive violates any provision set forth in Sections 3 and/or 4 of this Agreement, the Company shall have no further obligation to provide the Executive with Enhanced Retirement Benefits and all such benefits shall cease as of the date of the first such violation. The amount of Enhanced Retirement Benefits, if any, paid to the Executive after the date of the violation of any provision in Sections 3 and/or 4 shall be repaid to the Company immediately upon the Company's demand for such repayment.

     3.   NON-COMPETITION AND NON-SOLICITATION.

          3.1 While employed by the Company, the Executive shall devote all of his business time, attention, skill and effort to the faithful performance of his duties for the Company. However, it shall not be a violation of this Agreement if the Executive engages in any

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of the actions permissible under Section 4(a)(ii) of the Change in Control
Agreement. For a period of eighteen (18) months after the termination or cessation of the Executive's employment for any reason, or during the Severance Period, whichever is greater (the "Non-Competition Period"), the Executive will not, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of the Executive's departure, directly or indirectly:

                    (a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company's business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Executive was employed by the Company; provided, that, for the purposes of this Section 3.1(a), products or services that are "planned to be developed" shall not include preliminary development plans not reduced to writing or communicated to the Executive; or

                    (b) Either alone or in association with others (i) solicit, recruit, induce, attempt to induce, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, or attempt to induce any employee of the Company to leave the employ of the Company, or
(ii) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by

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the Company or who was employed by the Company at any time during the term of the Executive's employment with the Company; provided, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer; or

                    (c) Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company, which were contacted, solicited or served by the Company at any time during the term of the Executive's employment with the Company.

          3.2 If the Executive violates the provisions of this Section 3, the Executive shall continue to be bound by the restrictions set forth herein until a period of eighteen (18) months (counting the period before the violation commenced and after the violation has ceased) has expired without any violation of such provisions or until the Non-Competition Period has expired, whichever is longer. If any restriction set forth in this Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     4.   PROPRIETARY AND CONFIDENTIAL INFORMATION.

          4.1 The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include

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discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive. It is understood that disclosure of Proprietary Information by the Executive to a government agency or court pursuant to an order from such agency or court shall not constitute a breach of this Agreement; PROVIDED, however, that: (a) prior to disclosing such information, and to the extent consistent with applicable law, the Executive must provide sufficient notice of any such order to the Company to allow the Company to oppose the disclosure; and (b) any such disclosure shall not otherwise alter the Executive's obligations under this Agreement to keep such information confidential.

          4.2 The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the

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Company to be used by the Executive only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Executive's employment. After such delivery, the Executive shall not retain any such materials or copies thereof nor any such tangible property.

          4.3 The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 4.1 and 4.2 above, and his obligation to return materials and tangible property set forth in
Section 4.2 above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

     5. NOT AN EMPLOYMENT CONTRACT. The Executive acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Executive's employment for any period of time. This Agreement shall in no way alter the Company's policy of employment at will, under which both the Executive and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

     6.   GENERAL PROVISIONS.

          6.1 ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part,

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except by an agreement in writing signed by the Executive and the Company. The
Executive agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement. Nothing in this Section 6.1 shall modify, cancel or supersede the Change in Control Agreement, Pension Plan or Supplement Benefit Plan, all as amended, each of which remains in full force and effect.

          6.2 CONTINUING OBLIGATIONS. The Executive acknowledges that he shall be bound by the obligations set forth in Sections 3 and 4 without regard to whether he is provided with the Severance Pay and/or Enhanced Retirement Benefits set forth herein; provided, however, that if the Company breaches this Agreement by failing to pay Severance Pay and/or Enhanced Retirement Benefits due under this Agreement, and the Company does not cure the failure within 30 days of written notice of such failure, the Executive shall not be bound by the obligations set forth in Section 3 to the extent that and for as long as such breach continues.

          6.3 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

          6.4 WAIVER. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

          6.5 EXECUTIVE ACKNOWLEDGMENT AND EQUITABLE REMEDIES. The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Executive agrees that any breach of this Agreement is likely to cause the

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Company substantial and irrevocable damage and therefore, in the event of any breach of this Agreement, the Executive agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

          6.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Executive are personal and shall not be assigned by the Executive.

          6.7 SUBSIDIARIES AND AFFILIATES. The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

          6.8 GOVERNING LAW, FORUM AND JURISDICTION. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Rhode Island (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within Rhode Island), and the Company and the Executive consent to the jurisdiction of such a court; PROVIDED, however, that except for a proceeding to enforce Sections 3 and/or 4, which may be commenced by the Company in any court of competent jurisdiction located either in Rhode Island or in the state in which the Executive lives at the time of commencement of any such proceeding, the parties agree to

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participate in non-binding mediation, which shall be held in Providence, Rhode
Island by a mediator mutually agreed upon by the parties. If a dispute involving or arising out of this Agreement (except for claims under Sections 3 and/or 4) is not resolved within sixty (60) days of either party giving written notice to the other requesting mediation, then either party may proceed with litigation as provided for in this Section.

          6.9 CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          6.10 NOTICE AND CURE OF VIOLATIONS. The Company shall provide the Executive written notice of any violations of Sections 3 and/or 4 which the Company believes to have occurred if such violations may be cured by the Executive, and the Executive shall have thirty (30) days following such notice to cure any such violations; provided, however, that if the Executive fails to cure, the Company shall be entitled to enforce its remedies hereunder and should any court or fact-finder find that the Executive breached Sections 3 and/or 4, such breach shall be deemed to have commenced as of the date of the first violation.

          6.11 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address designated herein, or at such other address or addresses as either party shall designate to the other in writing in accordance with this Section 6.11. Notice to the Company shall be addressed to: Barry Nagler, General Counsel and Senior Vice President, Hasbro, Inc., 1027 Newport Avenue, Pawtucket, RI 02861-2500 and Neil Jacobs, Esq., Hale and Dorr LLP, 60 State Street, Boston, MA 02109. Notice to the Executive shall be addressed to: Alfred Verrecchia,

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136 Beacon Avenue, Warwick, Rhode Island, 02889 and V. Duncan Johnson, Esq.,
Edwards & Angell LLP, 2800 Financial Plaza, Providence, RI 02903.

     WITNESS our hands and seals:

HASBRO, INC.                                ALFRED J. VERRECCHIA


By: /s/ Alan G. Hassenfeld                  /s/ Alfred J. Verrecchia
   -------------------------------          -------------------------------
   Alan G. Hassenfeld,
    Chairman

Date: March 10, 2004                        Date: March 10, 2004
     -----------------------------               ---------------------------

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                                  Attachment A

                 SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE

AGREEMENT made as of the date set forth below, by and between Hasbro, Inc. (the "Company") and Alfred J. Verrecchia (the "Executive").

WHEREAS, the parties wish to resolve amicably the Executive's separation from the Company and establish the terms of the Executive's severance arrangement, enhanced retirement and various other benefits, and settlement of all claims;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

          1. SEPARATION DATE. The Executive's effective date of separation from the Company is _________ (the "Separation Date").

          2. POST-EMPLOYMENT PAYMENT AND BENEFITS. In return for the execution of this Severance and Settlement Agreement and Release (the "Severance Agreement"), and provided that the Executive does not revoke his execution of this Agreement during the seven (7) day revocation period, the Company will provide the Executive with the following post-employment payment and benefits (collectively "Severance Benefits"):

                2.1 SEVERANCE PAY. The Company shall pay the Executive, or the Executive's Estate as applicable, Severance Pay as set forth in Section 1 of the Post-Employment Agreement executed by the Executive and the Company on March 10, 2004 (the "Post-Employment Agreement") for a total of ______ months and calculated as set forth in Section 1 of the Post-Employment Agreement, totaling ___________ dollars, less all applicable federal, state and local taxes and withholdings and any voluntarily-authorized deductions. The Executive acknowledges that no other Severance Pay is due to him by the Company and that payment of the Severance Pay provided for herein constitutes full satisfaction of the Company's Severance Pay obligations under the Post-Employment Agreement. Such payment shall be made in accordance with the Company's regular payroll practices; provided, however, that no payment shall be made until the expiration of the seven (7) day revocation period.

                2.2 ENHANCED RETIREMENT BENEFITS. The Company shall pay the Executive or the Executive's surviving spouse, as applicable, Enhanced Retirement Benefits as set forth in, and calculated pursuant to, Section 2 of the Post-Employment Agreement. Such Enhanced Retirement Benefits shall be paid in accordance with the Executive's timely made selections.

                2.3 MEDICAL AND DENTAL INSURANCE. The Company shall continue to provide medical and dental insurance for the Executive during the Severance Period in the manner set forth in Section 1 of the Post-Employment Agreement.

          3. RELEASE OF CLAIMS. In consideration of the provision of the Severance Benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties arising out of the Executive's employment with or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e ET SEQ., the Americans With Disabilities Act of 1990, 42 U.S.C., Section 12101 ET SEQ., the Age Discrimination in Employment Act, 29 U.S.C., Section 621 ET seq., and similar state and local laws including, without limitation, the Fair Employment Practices Act, R.I. Gen. Laws Section 28-5-1, ET SEQ., Sexual Harassment, Education and Training Law, R.I. Gen. Laws, c.51, Section 28-51-1 ET SEQ., Equal Pay Law, R.I. Gen. Laws, c. 42-87, Sections 28-6-17, AIDS Law, R.I. Gen. Laws,
c. 236, Sections 10 to 24, Vol. 4B, ET SEQ., Handicapped Discrimination Law, R.I. Gen. Laws, c. 42-87, Sections 1 to 5, Vol. 6c, ET SEQ., all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 ET SEQ., the Executive Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C.Section 1001 ET SEQ., and the Parental Leave Law, R.I. Gen. Laws, c. 48,
Section 28-48-1 ET SEQ., all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract, and any claim or damage arising out of the Executive's employment with or separation from the Company (including all claims for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

          This release does not waive any rights to the pay or benefits to be provided to the Executive as set forth herein nor to the right to enforce this Agreement, the Post-Employment Agreement or the Change of Control Agreement, nor to any claims arising after the effective date of this Agreement. This release does not apply to any claims arising out of the Executive's status as a shareholder or investor in the Company or to any rights the Executive may have under COBRA. This release does not apply to any claims the Executive may have to any ownership interest in the Company, including but not limited to claims to vested or non-vested stock or stock options. This release does not affect the Executive's ability to file a claim for vested benefits, if any, under any and all employee benefit plans of the Company, including but not limited to the Hasbro, Inc. Pension Plan (the "Pension Plan") or the Hasbro, Inc. Supplemental Benefit Retirement Plan (the "Supplemental Benefit Plan") and the various insurance and disability benefit plans of the Company. This release does not affect the

Executive's right to continued coverage under the Company sponsored life insurance policy applicable to the Executive's life, to the extent the Executive is otherwise eligible. This release does not affect the Executive's right to any funds being held for the Executive's benefit or in the Executive's name with any deferred compensation programs of the Company nor does this release apply to any claims the Executive may have to such deferred compensation. This release does not affect the Executive's eligibility for indemnification in accordance with the Company's Articles of Association or corporate by-laws or under applicable law or as to any rights the Executive may have under any applicable insurance policy with respect to any liability the Executive may incur or has incurred as an employee or officer of the Company. This release does not affect any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company, or any agent of the Company, are jointly liable.

          4. INVENTION, NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION. The Executive acknowledges his continuing obligations under the Invention and Non-Disclosure Agreement executed by the Executive on March 10, 2004 ("Invention Agreement"), the Change of Control Agreement, and the Post-Employment Agreement, including, but not limited to, his obligations to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company, as stated more fully in the Invention Agreement, Change of Control Agreement and Post-Employment Agreement, which remain in full force and effect. The Executive also acknowledges his continuing non-competition and non-solicitation obligations under the Post-Employment Agreement.

          5. RETURN OF COMPANY PROPERTY. The Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), documents, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in the Executive's possession or control and has left intact all electronic Company documents, including but not limited to those which the Executive developed or helped develop during his employment. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

          6. NON-DISPARAGEMENT. The Executive understands and agrees that as a condition for payment to him of the Severance Benefits, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee or employer(s), consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition. Notwithstanding the foregoing, nothing in this paragraph shall prevent the Executive from making any truthful statement to the extent (a) necessary with respect to any litigation, arbitration or mediation involving this Agreement, the Post-Employment Agreement, or the Change in Control Agreement, and including, but not limited to, the enforcement of these agreements, (b) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible such information or (c) necessary to correct or refute an incorrect statement made by the Company in connection with the Executive's separation from the Company.

          7. NATURE OF AGREEMENT. The Executive understands and agrees that this Agreement is a settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

          8. AMENDMENT. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed, amended or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

          9. WAIVER OF RIGHTS. No delay or omission by the Company or the Executive in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          10. VALIDITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

          11. APPLICABLE LAW, FORUM AND JURISDICTION. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Rhode Island (without reference to the conflicts of law provisions thereof). Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within Rhode Island), and the Company and the Executive consent to the jurisdiction of such a court; provided, however, that the parties agree to participate in non-binding mediation, which shall be held in Providence, Rhode Island by a mediator mutually agreed upon by the parties. If a dispute involving or arising out of this Agreement is not resolved within sixty (60) days of either party giving written notice to the other requesting mediation, then either party may proceed with litigation as provided for in this Section.

          12. ACKNOWLEDGMENTS. The Executive acknowledges that he has had an opportunity to consult with an attorney of his own choosing prior to signing this Agreement, and has had an opportunity to ask his attorney any questions he may have about this Agreement. The Executive acknowledges that he has been provided with 21 days to consider this Agreement. Further, the Executive acknowledges that he may revoke this Agreement for a period of seven (7) days after he signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive acknowledges that he has been reimbursed by the Company for all relocation costs and business expenses, if any, incurred in conjunction with the performance of his employment and that no other reimbursements are owed to the Executive. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him, except as set forth in this Agreement or in one of more of the other agreements referred to in this Agreement.

          13. VOLUNTARY ASSENT. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this

Agreement. The Executive further states and represents that he has carefully read this Agreement and understands the contents therein, freely and voluntarily assents to all of the terms and conditions of this Agreement, and signs his name to this Agreement of his own free act.

          14. DEFINED TERMS. Any terms not defined in this Agreement shall have the same definition as provided in the Post-Employment Agreement between the Company and the Executive dated March 10, 2004.

          15. RECITAL PARAGRAPHS. The Recital Paragraphs at the beginning of this Agreement are hereby incorporated by reference as if fully set forth herein.

          15. CONSTRUCTION. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

HASBRO, INC.

By:                                      Date:
    ---------------------------------          ------------------------------


By:                                      Date:
    ---------------------------------          ------------------------------
       Alfred J. Verrecchia

DEPENDING UPON THE EXECUTIVE'S STATUS AND ELECTIONS RELATIVE TO PARAGRAPH 2 ABOVE, THE EXECUTIVE'S SPOUSE AND/OR A DULY AUTHORIZED REPRESENTATIVE OF THE EXECUTIVE'S ESTATE WILL BE THE SIGNATORY TO THIS AGREEMENT.

By:                                      Date:
     ---------------------------------         ------------------------------
       [INSERT SPOUSE'S NAME]

By:                                      Date:
     ---------------------------------         ------------------------------
       [INSERT NAME OF DULY AUTHORIZED
       REPRESENTATIVE OF ESTATE]